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                               FIRST AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT


                  THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT is entered into as of the 30th day of September, 1997 between MAGNOLIA RETAIL ASSOCIATES, L.L.C. ("Seller"), a Delaware limited liability company, and PREIT ASSOCIATES, L.P. (the "Operating Partnership"), a Delaware limited partnership.


                                    RECITALS:

                  A. Seller and The Rubin Organization, Inc. ("TRO") entered into that certain Purchase and Sale Agreement dated as of June 30, 1997 (the "Contract") for the sale of certain property located in Florence, South Carolina (the "Property").

                  B. TRO assigned its rights under the Contract to Pennsylvania Real Estate Investment Trust (referred to in the Contract as "REIT Assignee", but hereinafter referred to as the "Trust") and the Trust assumed the obligations of TRO under the Contract, pursuant to that certain Agreement Regarding Assignment of Purchase and Sale Agreements dated June 30, 1997 from TRO to the Trust.

                  C. At a Closing to be held on the Closing Date, as such terms are defined in the Contract, the Trust will assign its rights in the Contract to the Operating Partnership, and the Operating Partnership will assume the obligations of the Trust under the Contract and designate a special purpose subsidiary, PR Magnolia LLC (the "Title Holder"), as the entity to take title to the Property. The Operating Partnership is the operating partnership for the Trust and the Trust is its sole general partner.

                  D. Seller and the Operating Partnership desire to amend the Contract as hereafter set forth.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership and Seller agree as follows:

                  1. Effective Date. This Amendment shall become effective upon the assignment by the Trust of the Contract to the Operating Partnership. If such assignment is not made on or before the Closing Date, as such Closing Date may be extended, this Amendment shall be null and void and of no force and effect.

                  2. Defined Terms. All capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Contract.




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                  3. Class B Units. Section 2.C of the Contract is amended to read as follows:

                  "C. Class B Units. Seller hereby agrees to contribute an undivided interest in the Property to the Operating Partnership at Closing for 213,038 Class B Units (the "Class B Units") (as such term is defined in the Amended and Restated Agreement of Limited Partnership substantially in the form attached hereto as Exhibit "B" (the "Partnership Agreement") of PREIT Associates, L.P. (the "Operating Partnership") with no changes having a material effect on the holders of the Class B Units) in lieu of $5,000,000 of the Purchase Price to be otherwise paid in cash. Seller hereby directs the Operating Partnership to issue the Class B Units directly to the entity listed on Exhibit "A" attached hereto and made a part hereof (the "Beneficial Owner") which is a member of Seller.

                           "The Class B Units shall be redeemable as provided in the Partnership Agreement into cash in the amount per Class B Unit determined as provided in the Partnership Agreement, or at the election of the Trust, into an equivalent number of unregistered common shares of beneficial interest (the "Shares") in the Trust. The Operating Partnership hereby designates PR Magnolia, LLC, a Delaware limited liability company, to accept title to the Property (the "Titleholder") in connection with Seller's contribution of the Property to the Operating Partnership.

                               "(i) Omitted.

                               "(ii) Omitted.

                               "(iii) Between the date hereof and Closing, (A) Seller shall provide Purchaser with such information as Purchaser may reasonably request to determine whether the issuance of the Class B Units would comply with federal and state securities laws and to confirm that the Beneficial Owner is an "Accredited Investor" as such term is defined in Regulation D promulgated by the Securities and Exchange Commission and (B) the Operating Partnership shall provide Seller with such additional information regarding the Trust, the Operating Partnership, the Titleholder, the Class B Units and the Shares which is readily available to the Operating Partnership as Seller may reasonably request.

                               "(iv) Omitted.


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                               "(v) Seller's election to contribute a portion of
         the Property for Class B Units shall be conditioned upon (x) Seller's receipt at or prior to Closing of (1) confirmation that the issuance of the Class B Units to the Beneficial Owner has been duly authorized by the Operating Partnership and the Trust and that all necessary consents to such issuance have been obtained; (2) confirmation that the Class B Units will be redeemable at any time or times after Closing in accordance with the Partnership Agreement; (3) confirmation that the Shares relative to the Class B Units have been duly authorized and reserved for issuance; (4) confirmation of such other legal issues as are customarily and reasonably confirmed by sophisticated investors in investments similar to the Class B Units (and the Operating Partnership shall use reasonable efforts to cause such items to be delivered to Seller); and (5) execution by the Trust of the Registration Rights Agreement in the form attached hereto as Exhibit "C" and (y) there being no material adverse change in the attributes of the Operating Partnership, the Trust, the Class B Units or the Shares from those disclosed to Seller prior to the execution hereof. If such conditions are not satisfied, then Seller may either waive any unfulfilled condition or elect that the Purchase Price shall be paid by the Operating Partnership entirely in cash.

                               "(vi) There shall be no restrictions upon the holders of the Class B Units with respect to (a) the purchase or acquisition by such holders of additional Class B Units or the Shares or (b) the time period during which the Class B Units can be redeemed as described above, except that (x) such holders may not take any such action which would cause the Trust to lose its status as a real estate investment trust under any applicable law and (y) the Class B Units acquired by any Beneficial Owner hereunder or otherwise shall be subject to all of the terms and provisions of the Partnership Agreement.

                               "(vii)(a) The Operating Partnership agrees that, following the Closing, the Titleholder will not sell or otherwise dispose of the Property in a transaction in which taxable gain is recognized for a period of five (5) years after the Closing Date (such five (5) year period following the Closing Date being referred to herein as the "Tax Protection Period"), except that the Titleholder may sell the Property in connection with a tax deferred exchange transaction entered into pursuant to Section 1031 of the Code pursuant to which no taxable gain is recognized by the Titleholder or the Operating Partnership. In the event the Titleholder consummates any such tax deferred exchange transaction during the Tax

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         Protection Period, the provisions of this Section shall apply to the property received by the Titleholder (or any other affiliate thereof) in such transaction for the remainder of the Tax Protection Period.

                               "(b) The Property Debt (as hereinafter defined) shall, at all times during the Tax Protection Period, equal or exceed the Required Minimum Amount (as hereinafter defined). As used herein, "Property Debt" shall mean the aggregate amount of debt which is secured only by first priority liens on the Property and which otherwise qualifies as "qualified nonrecourse financing" under Section 465(b)(6) of the Code. As used herein, "Required Minimum Amount" means the principal balance of the Existing Loan on the Closing Date, at any time reduced by the regularly scheduled payments of principal amortization under the Existing Loan Documents, as they exist on the date hereof.

                               "(c) Notwithstanding the foregoing, the Operating Partnership may sell the Property during the Tax Protection Period if the Operating Partnership has at the time of sale entered into a program to sell substantially all of its (and its affiliates') retail assets to an entity or entities not affiliated with the Operating Partnership, and at least eighty percent (80%) of the retail properties owned by the Operating Partnership have been sold or are under binding contracts of sale with unaffiliated third parties and are scheduled to close within six (6) months of the date of the closing of the sale of the Property.

                               "(d) In order to account for the book-tax disparity with respect to the assets contributed (or deemed contributed) to the Operating Partnership by Seller, the Operating Partnership will elect to use the "traditional method" in accordance with Treasury Regulation Section 1.704-3(b) and shall not use the traditional method with curative allocations or the remedial method. The Operating Partnership shall elect to use the traditional method in accounting for the book-tax disparity with respect to the assets treated as contributed to the Operating Partnership by Seller upon "termination" of the Operating Partnership under Section 708(b)(1) of the Code."

                  4. Additional Representations by Seller. The following is added at the end of Section 6.A of the Contract:

                               "(xv) Beneficial Owner. The Beneficial Owner is an Illinois limited partnership which is presently a member of Seller and has the power and

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         authority to execute and deliver the Subscription Agreement and the
         Registration Rights Agreement. The address set forth for the Beneficial Owner on Exhibit "A" is the principal legal address of the Beneficial Owner.

                               "(xvi) Authorization and Allocation. The direction by Seller to deliver the Class B Units directly to the Beneficial Owner has been duly and validly authorized by all requisite action of Seller and the allocation to the Beneficial Owner (together with cash, if any, which the Beneficial Owner will receive as a result of the transactions contemplated by the Contract) is a correct allocation of the portion of the Purchase Price to which such Beneficial Owner is entitled under the organizational documents of Seller or as the members of Seller have agreed.

                               "(xvii) Consents. To Seller's knowledge, no consent, approval or other authorization or order of, and no filing with or waiver of rights by, any governmental authority or any other person is required in connection with the direction by Seller to deliver the Class B Units directly to the Beneficial Owner.

                               "(xviii) No Conflict. The issuance of the Class B Units directly to the Beneficial Owner does not (1) violate or conflict with any provision of the Operating Agreement of Seller or (2) to Seller's knowledge, result in a breach of, or constitute default under (or with notice or lapse or time or both, result or a breach or constitute a default under) any contract or other agreement or instrument to which Seller or the Beneficial Owner is a party or by which either of them are bound."

                  5. Additional Representations of the Operating Partnership. The following is added to the end of Section 6.B of the Contract:

                               "(iii) Upon Closing, the Operating Partner- ship shall deliver to the Beneficial Owner good and marketable title to the Class B Units free and clear of all liens, claims, encumbrances and restrictions, except (x) as contained in the Registration Rights Agreement and the Partnership Agreement and (y) as imposed by federal and state securities laws.

                               "(iv) At Closing, the Partnership Agreement shall be substantially in the form attached to this Amendment as Exhibit "B", with no changes having a material effect on the holders of the Class B Units, and the Partnership Agreement shall be in full force and

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         effect. There are no uncured defaults or breaches by the Trust or any limited partner under the Partnership Agreement.

                               "(v) At Closing, the capitalization of the Operating Partnership will be as set forth in the Partnership Agreement. There are no restrictions on the transfer of the Class B Units other than those contained in the Partnership Agreement and the Registration Rights Agreement and those arising from federal and applicable state securities laws. All Class B Units to be issued and outstanding in accordance with the terms of this Agreement are or will be duly authorized and validly issued in accordance with the terms of the Partnership Agreement and in compliance with applicable laws and are redeemable for cash or Shares as provided in the Partnership Agreement. As of the date hereof, there are no outstanding subscriptions, options, warrants, preemptive or other rights or other arrangements or commitments obligating the Operating Partnership to issue any Units in the Operating Partnership, except as described in the Proxy Statement dated August 27, 1997 (the "Proxy"), a true and complete copy of which has been delivered to Seller. If and when issued, the Shares issuable upon exchange of the Class B Units will be duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Beneficial Owner will be admitted as a limited partner of the Operating Partnership. The issuance of the Class B Units at Closing will not require any approval or consent of any person or entity, except any such approval that shall have been obtained on or prior to Closing.

                               "(vi) To the Operating Partnership's knowledge, the Proxy taken as a whole does not, as of the date thereof, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made and there has been no material adverse effect on the business, assets, financial condition or results of operation on the Operating Partnership or the Trust since the dates thereof.

                               "(vii) The Trust is duly organized, validly existing, in good standing and qualified and empowered to conduct its business, and has full power and authority to take the actions necessary for the Operating Partnership to fully perform under this Agreement and to fully perform under the Registration Rights Agreement. Neither the execution and delivery of the Registration Rights

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         Agreement, nor the performance of the Trust's obligations thereunder, will conflict with or result in the breach of any material contract, agreement, law, rule or regulation to which the Trust is a party or by which the Trust is bound.

                               "(viii) The Registration Rights Agreement, and each instrument to be executed by the Trust in connection with this Agreement or therewith, will, when executed and delivered, be valid and enforceable against the Trust in accordance with its terms.

                               "(ix) At Closing, the Trust Agreement of the
         Trust, a true, complete and correct copy of which has been delivered to Seller, will be in full force and effect. There are no distribution, termination or liquidation proceedings pending or contemplated with respect to the Trust.

                               "(x) The Trust will elect to be taxed as a real estate investment trust for its taxable year ending December 31, 1997 and the Trust is organized and will be operated in such a manner as to qualify for taxation as a "real estate investment trust" as defined in
         Section 856 of the Code for the taxable year ending December 31, 1997.

                               "(xi) There are no pending or threatened actions, suits or proceedings against or affecting the Trust at law or in equity or before or by any governmental entity which would prevent or impair the transactions contemplated hereby."

                  6. Conditions Precedent. The following is added at the end of Section 10 of the Contract, but shall be applicable only to the issuance of the Class B Units at Closing. If any such condition is not fulfilled or waived, the Operating Partnership shall not be entitled to issue, and Seller and/or the Beneficial Owner shall not be required to accept, as the case may be, the Class B Units at Closing, and in lieu thereof, the Operating Partnership shall pay $5,000,000 in cash to Seller:

                  "H. TRO Transaction. The TRO transaction described in the Proxy shall have closed and the Operating Partnership shall have been capitalized substantially in the manner described in the Proxy.

                  "I. Subscription Agreement; Investor Status. The Beneficial Owner shall have executed and delivered to the Operating Partnership a Subscription Agreement in the form attached hereto as Exhibit "D" and indicated on the

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         signature page thereof the basis by which the Beneficial Owner believes that it is an Accredited Investor.

                  "J. Deliveries. All deliveries required to be made hereunder shall have been made."

                  7. Transfer of Class B Units. By its execution of this Amendment as the General Partner of the Operating Partnership, the Trust hereby agrees that the transfer of any or all of the Class B Units to any affiliate(s) of the Beneficial Owner which are Accredited Investors shall be permitted at any time and from time to time, and that any such transferee will be admitted as a Limited Partner of the Operating Partnership without the consent of the General Partner; provided, however, such transfer shall comply with all of the other terms, requirements and conditions of Article XII of the Partnership Agreement.

                  8. Closing Deliveries. The following is added at the end of
Section 4 of the Contract:

                  "F. Additional Deliveries. In addition to the documents delivered at Closing under Section 4.B, the following additional documents shall be delivered at Closing in connection with the issuance of the Class B Units:

                               "(i) The Beneficial Owner shall execute and deliver to the Operating Partnership a Subscription Agreement which has been fully filled in.

                               "(ii) The Trust and the Beneficial Owner shall execute and deliver the Registration Rights Agreement to each other.

                               "(iii) Upon the request of the Beneficial Owner, the Trust will deliver a Certificate to the Beneficial Owner of the Class B Units owned by it."

                  9. Capital Contributions. The Operating Partnership and Seller hereby agree that the undivided interest in the Property being contributed to the Operating Partnership by or on behalf of the Beneficial Owner as and for the capital contribution of the Beneficial Owner and in exchange for the Class B Units has a market value of $5,000,000, which shall be allocated to the Beneficial Owner on the basis of $23.47 per Class B Unit issued to the Beneficial Owner.

                  10. Notices. All notices required or permitted to be given hereunder shall be in writing and sent by registered or certified mail, or by hand delivery, overnight delivery service or facsimile transmission, in each case addressed as follows:


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If to the Operating Partnership or the Trust:

                           Pennsylvania Real Estate Investment Trust
                           455 Pennsylvania Avenue, Suite 135
                           Fort Washington, Pennsylvania 19034
                           Attn: President
                           Fax No. 215-542-9179

With a copy to:

                           Howard A. Blum, Esquire
                           Clifford H. Swain, Esquire
                           Drinker Biddle & Reath LLP
                           1345 Chestnut Street, Suite 1100
                           Philadelphia, Pennsylvania  19107
                           Fax No. 215-988-2757

If to Seller:

                           Equity Group Investments, Inc.
                           2 North Riverside Plaza, Suite 600
                           Chicago, Illinois  60606
                           Attn:  Cheryl Engel
                           Fax No. 312-454-0610

With a copy to:

                           Rosenberg & Liebentritt, P.C.
                           2 North Riverside Plaza, Suite 1515
                           Chicago, Illinois  60606
                           Attn: John S. Santa Lucia, Esquire and Douglas Lubelchek, Esquire
                           Fax No. 312-454-0335

or to such person or address as the party to be charged with such notice may designate by notice given in the aforesaid manner. Notices shall be deemed to have been given (a) if mailed, two Business Days following the date on which such notice is deposited in the United States mail, or (b) if hand delivered or sent by an overnight delivery service or by facsimile transmission, then if and when delivered to and received by the respective parties, if received by 5:00 p.m. on a Business Day; otherwise on the next following Business Day.

                  11. Contract Affirmed. Except as amended and modified hereby or inconsistent with the provisions hereof, the Contract is hereby ratified and shall remain in full force and effect.

                  12. Counterpart Copies. This Agreement may be executed in one or more counterpart copies which shall be taken together as one and the same instrument.


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                  IN WITNESS WHEREOF, this First Amendment has been executed and delivered as of the date first above written.

                      SELLER:

                      MAGNOLIA RETAIL ASSOCIATES, L.L.C.,
                        a Delaware limited liability
                        company
                      By Florence Mall Partners, an
                        Illinois limited partnership, a
                        member
                      By Samuel Zell Robert Lurie General
                        Partners, an Illinois general
                        partnership, its General Partner
                      By Zell General Partnership, Inc.,
                        its General Partner



                       By__________________________________________
                       Name:
                       Title:


                       PURCHASER:

                       PREIT ASSOCIATES, L.P.
                                By Pennsylvania Real Estate Investment Trust



                       By /s/ Jeffrey A. Linn
                          ------------------------------------------
                       Name:
                       Title:   Trustee





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                            MAGNOLIA RETAIL ASSOCIATES, L.L.C.,
                            a Delaware limited liability company

                            By:      Florence Mall Partners, an
                                     Illinois General Partnership,
                                     its general partner

                                     By:      Samuel Zell Robert Lurie
                                              General Partners, an Illinois
                                              general partnership, its
                                              general partner

                                              By:      Zell General Partnership,
                                                       Inc., its General Partner

                                                       By:/s/ Donald Liebentritt
                                                       -------------------------
                                                       Name:____________________
                                                       Title:___________________



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